Exhibit 99.G

Dated 4 June 2014

(1) SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION

and

(2) DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED

and

(3) DEUTSCHE BANK AG, HONG KONG BRANCH

and

(4) J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED

PLACING AND SUBSCRIPTION AGREEMENT relating to Shares in the share capital of Semiconductor Manufacturing International Corporation

10th Floor, Alexandra House Chater Road Hong Kong

Telephone (852) 2842 4888
Facsimile (852) 2810 8133/2810 1695

Ref: L- 215340

Table of Contents

Clause		Page
1	DEFINITIONS AND INTERPRETATION	1
2	APPOINTMENT OF THE JOINT PLACING AGENTS AND THE PLACING	8
3	ANNOUNCEMENT	10
4	COMPLETION OF THE PLACING	10
5	SUBSCRIPTION	12
6	CONDITIONS OF SUBSCRIPTION	12
7	COMPLETION OF THE SUBSCRIPTION	14
8	UNDERTAKINGS OF THE VENDOR AND THE COMPANY	14
9	PAYMENT OF FEES, COMMISSIONS AND EXPENSES	18
10	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	20
11	INDEMNITY	37
12	TERMINATION	39
13	ANNOUNCEMENTS	40
14	TIME OF THE ESSENCE	40
15	NOTICES	40
16	MISCELLANEOUS	41
17	APPLICABLE LAW AND JURISDICTION	42
SCHEDULE 1 PROFESSIONAL INVESTOR TREATMENT NOTICE		5
SCHEDULE 2 PLACING AGENTS’ COMMITMENT FOR THE SALE SHARES		7

i

THIS PLACING AND SUBSCRIPTION AGREEMENT is made on 4 June 2014

BETWEEN:

(1)
SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION, a company duly incorporated in the Cayman Islands whose principal place of business in Hong Kong is at Suite 3003, 30th Floor, 9 Queen’s Road Central, Hong Kong (the “Company”);

(2)
DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED, a company duly incorporated in Hong Kong whose principal place of business is 18/F Edinburgh Tower, The Landmark, 15 Queen’s Road, Central, Hong Kong (the “Vendor”);

(3)	DEUTSCHE BANK AG, HONG KONG BRANCH, whose registered office is at 52nd Floor, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong (“DB”); and

(4)
J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED, whose registered office is at 28/F Chater House, 8 Connaught Road Central, Hong Kong, (“J.P. Morgan”, and together with DB, the “Joint Placing Agents” or each a “Joint Placing Agent”).

WHEREAS:

(A)
At the date hereof, the Company has an authorised capital of US$20,000,000 divided into 50,000,000,000 Shares, of which 32,232,140,774 Shares have been issued and are fully paid up as at the date of this Agreement and are beneficially owned as to  6,116,138,341 Shares by the Vendor including the Sale Shares (as defined below).

(B)	All of the issued Shares are currently listed on the Stock Exchange and American Depositary Shares over certain of the Shares are listed on the New York Stock Exchange.

(C)
The Vendor has agreed to appoint the Joint Placing Agents and each of the Joint Placing Agents has agreed, severally and not jointly, to purchase and pay for, or to procure Subscribers to purchase and pay for the Sale Shares on the terms and subject to the conditions herein contained as part of a fund raising exercise which also involves the offering of the Further Bonds by the Company through the Joint Placing Agents.

(D)	The Company has agreed to issue and the Vendor has agreed to subscribe for the Subscription Shares, on and subject to the terms set out in this Agreement.

(E)
The Parties hereto acknowledge that Datang has a pre-emptive right to subscribe for the Datang Pre-Emptive Securities and Country Hill has a pre-emptive right to subscribe for the Country Hill Pre-Emptive Securities, which if exercised, would be subject to approval by a general meeting of the independent shareholders of the Company.

NOW IT IS HEREBY AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the recitals), the following expressions shall, unless the context requires otherwise, have the following meanings:

“Affiliate” means any person that directly or indirectly controls or is controlled by, or is under common control with the Vendor and including, without limitation, the Company;

“Agreement” means this placing and subscription agreement (as may be amended or varied from time to time by an agreement in writing duly executed by the Parties);

“Announcements” means the First Announcement and the Second Announcement;

“Associate” has the meaning ascribed thereto in the Listing Rules;

“Bonds” means the Original Bonds, the Original Pre-emptive Bonds, the Further Bonds and any other convertible bonds issued or to be issued by the Company which are to be consolidated and form a single series with the Original Bonds;

“Business Day” means any day (excluding a Saturday) on which banks are generally open for business in Hong Kong;

“CCASS” means the Central Clearing and Settlement System operated by Hong Kong Securities Clearing Company Limited;

“Closing Date” means two Business Days after the Trade Date or such other date as the Vendor and the Joint Placing Agents may agree in writing;

“Companies Ordinance” means the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap 32 of the Laws of Hong Kong) for the time being in force;

“Conditions” means the conditions to completion of the Subscription set out in Clause 6.1;

 “Country Hill” means Country Hill Limited, a wholly-owned subsidiary of China Investment Corporation;

“Country Hill Pre-Emptive Securities” means any Shares or Bonds to be issued to Country Hill (or any Shares to be issued thereunder) pursuant to any exercise of its pre-emptive right in connection with the issue of the Subscription Shares and the Further Bonds as will result in Country Hill’s percentage shareholding (on a fully converted basis) in the Company not being diluted by the issue of the Subscription Shares, the Further Bonds and any issuance of Datang Pre-Emptive Securities;

“Datang” means Datang Telecom Technology & Industry Holdings Co., Ltd, the holding company of the Vendor;

“Datang Pre-Emptive Securities” means any Shares or Bonds to be issued to Datang (or any Shares to be issued thereunder) pursuant to any exercise of its pre-emptive right in connection with the issue of the Subscription Shares and the Further Bonds as will result in Datang’s percentage shareholding (on a fully converted basis) in the Company not being diluted by the issue of the Subscription Shares, the Further Bonds and any issuance of Country Hill Pre-Emptive Securities;

“Directors” means the directors of the Company for the time being;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended;

“Expenses” means the commissions and other expenses relating to the Placing set out in Clause 9 and the Vendor’s costs and expenses (including but not limited to legal fees) properly incurred by it in relation to the Placing and/or the Subscription;

“First Announcement” means the announcement dated the date hereof issued by the Company regarding the potential exercise of pre-emptive rights by Datang and CHL and the potential participation of Shanghai Industrial Investment (Holdings) Co., Ltd. in the Placing;

“Further Bonds” means the US$95,000,000 zero coupon convertible bonds due 2018 to be issued pursuant to a subscription agreement entered into between the Company and the Placing Agents on or about the date of this Agreement to be consolidated and form a single series with the Original Bonds;

“General Rules” means the General Rules of CCASS from time to time in force;

“Group” means the Company and its subsidiaries and the expression “member of the Group” shall be construed accordingly;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“Independent Persons” means those persons who are independent of and not acting in concert (as defined under the Takeovers Code) with any of the Vendor, Datang, Country Hill or their respective concert parties and are not any of the Vendor’s, Datang’s, Country Hill’s, the Company’s or its subsidiaries’ directors (as defined in the Listing Rules), chief executive (as defined in the Listing Rules) or substantial shareholders (as defined in the Listing Rules), or any of their respective Associates and “Independent Person” means each one of them;

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended;

“Listing Committee” means the listing sub-committee of the board of directors of the Stock Exchange;

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited for the time being in force;

“NDAs” means the non-disclosure agreement dated 3 June 2013 between the Company and Deutsche Bank AG, Hong Kong Branch and the non-disclosure agreement dated 21 June 2013 between the Company and J.P. Morgan Securities (Asia Pacific) Limited;

“Operational Procedures” means the Operational Procedures of Hong Kong Securities Clearing Company Limited in relation to CCASS from time to time in force;

“Original Bonds” means the US$200,000,000 Zero Coupon Convertible Bonds due 2018 issued on 7 November 2013;

“Original Pre-emptive Bonds” means the US$54,600,000 zero coupon convertible bonds issued to Datang pursuant to a subscription agreement dated 18 December 2013 between Datang and the Company and the US$32,200,000 zero coupon convertible bond due 2018 issued to Country Hill pursuant to a subscription agreement dated 18 December 2013 between Country Hill and the Company, which are to be consolidated and form a single series with the Original Bonds;

“Participant” means a person admitted for the time being by Hong Kong Securities Clearing Company Limited as a participant of CCASS;

“Parties” means the named parties to this Agreement and their respective successors and permitted assigns and “Party” means each one of them;

“Placee” means any professional institutional and other investor whom any of the Joint Placing Agents have procured to purchase any of the Sale Shares pursuant to its obligations hereunder;

“Placing” means the private placing by or on behalf of the Joint Placing Agents, on a several basis, of the Sale Shares on the terms and subject to the conditions set out in this Agreement;

“Placing Period” means the period commencing upon the execution of this Agreement and terminating at 7:30 p.m. (Hong Kong time) on the Trade Date (or such later time and date as the Vendor and the Joint Placing Agents may agree in writing);

“Placing Price” means HK$0.60 per Share;

“PRC” means the People’s Republic of China;

“Professional Investor Treatment Notice” means the notice from the Joint Placing Agents in the form set out in Schedule 1 to this Agreement;

“Regulation D” means Regulation D under the Securities Act;

“Regulation S” means Regulation S under the Securities Act;

“Relevant Securities” means the Subscription Shares, the Country Hill Pre-Emptive Securities and the Datang Pre-Emptive Securities;

“Rule 144A” means Rule 144A under the Securities Act;

“Sale Shares” means the 2,590,000,000 Shares to be sold by the Vendor pursuant to Clause 2.1;

“Second Announcement” means the announcement in the agreed form to be issued by the Company as soon as possible following the execution of this Agreement pursuant to the requirements under the Listing Rules relating to, amongst other things, the Placing;

“Securities Act” means the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

“Seller” has the meaning ascribed in Clause 2.2;

“SFC” means the Securities and Futures Commission;

“SFO” means the Securities and Futures Ordinance (Cap 571 of the Laws of Hong Kong) for the time being in force;

“Shares” means the ordinary Shares of US$0.0004 each in the share capital of the Company;

“Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“Subscription” means the subscription by the Vendor for the Subscription Shares on and subject to the terms and conditions set out in this Agreement;

“Subscription Monies” means such sum as is the aggregate of the Placing Price multiplied by the number of Subscription Shares less the Expenses;

“Subscription Shares” means 2,590,000,000 new Shares to be issued by the Company under the Subscription;

“subsidiary” has the same meaning as in Section 2 of the Companies Ordinance;

“Takeovers Code” means the Hong Kong Code on Takeovers and Mergers issued by the SFC;

“Taxation” or “Tax” mean all forms of taxation whether of Hong Kong or elsewhere in the world whenever imposed and all statutory, governmental, state, provincial, local governmental or municipal impositions, duties and levies and all penalties, charges, costs and interests relating thereto;

“Trade Date” means the date when the sale of the Sale Shares shall be reported as a cross-trade to the Stock Exchange which shall be (i) 5 June 2014 or, (ii) if dealings in the Shares on the Stock Exchange are suspended at all times on 5 June 2014, the first day on which dealings resume and the cross-trade can be reported to the Stock Exchange in accordance with its rules, or such other date as the Vendor and the Joint Placing Agents may agree in writing;

“U.S.” or “United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia; and

“US$” means United States dollars, the lawful currency of the United States of America.

1.2
In this Agreement, references to any statute, statutory provision, Listing Rule or a rule of the Takeovers Code include a reference to that statute, statutory provision, Listing Rule or a rule of the Takeovers Code as from time to time amended, extended or re-enacted.

1.3
In this Agreement, references to persons include references to bodies corporate, references to singular include references to the plural and vice versa; and words denoting one gender only shall include other genders.

1.4	Headings are inserted for convenience only and shall not affect the interpretation of this Agreement.

1.5	All references in this Agreement in relation to any time, date or period shall mean Hong Kong time.

1.6	References to Clauses, Sub-clauses and the Schedule are references to clauses and sub-clauses of and schedules to this Agreement.

2	APPOINTMENT OF THE JOINT PLACING AGENTS AND THE PLACING

2.1
Subject to the provisions of this Agreement, the Vendor hereby appoints each of the Joint Placing Agents as agent to the exclusion of all others, and each of the Joint Placing Agents, relying on the representations, warranties and undertakings herein contained and subject to the conditions as hereinafter mentioned, agrees, severally and not jointly, to act as agent for the Vendor during the Placing Period to purchase or procure purchasers for such number of Sale Shares as set out opposite its name in Schedule 2 herein, at the Placing Price (together with such Hong Kong stamp duty, brokerage, SFC transaction levy and Stock Exchange trading fee payable by the purchasers).

2.2
Any Sale Shares purchased by any of the Joint Placing Agents and/or its nominee(s) as principal from the Vendor at the Placing Price may subsequently be sold by such Joint Placing Agent(s) and/or their respective nominee(s) (each, a “Seller”) as principal to purchasers at any price(s) as the Seller in its discretion may determine, without being under any obligation to notify the Vendor of such election or of the number of Sale Shares so purchased as principal, or of the price(s) at which those Shares are sold to purchasers provided that any stamp duty payable in respect of such sale by a Seller as principal shall be borne by the relevant Seller.

2.3
The Vendor hereby confirms that the appointment set forth in Clause 2.1 confers on the Joint Placing Agents all powers, authorities and discretions on behalf of the Vendor which are reasonably and properly necessary for, or reasonably incidental to, the making of the Placing and hereby agrees to ratify and confirm everything which the Joint Placing Agents have done for the Placing prior to the date of this Agreement or may lawfully do in the exercise of such powers, authorities and discretions in accordance with this Agreement.

2.4
The Vendor shall sell the Sale Shares pursuant to the Placing free from all liens, charges and encumbrances, and together with all rights attaching to them as at the Trade Date, including the right to receive all dividends declared, made or paid on or after the Trade Date.

2.5
The Sale Shares shall be offered to not less than six independent professional, institutional and/or individual investors in board lots of 1,000 Shares. Subject to the requirements of the Listing Rules, the choice of Placees for the Sale Shares shall be determined solely by the Joint Placing Agents after consultation with the Vendor. The Joint Placing Agents shall use reasonable endeavours not to place any of the Sale Shares to any person other than the Independent Persons.

2.6
Each of the Joint Placing Agents hereby confirms that it has complied and will comply, for the purposes of the Placing, with the Placing Guidelines contained in the Listing Rules, other relevant provisions of the Listing Rules and laws and regulations (if any) applicable to the Joint Placing Agents and to the extent they are material to the Placing.

2.7	Each of the Joint Placing Agents hereby warrants and undertakes, severally not jointly, to the Vendor and the Company as follows:

2.7.1
such Joint Placing Agent, its affiliates (as defined in Rule 501(b) of Regulation D) or any persons acting on it or their behalf (except for the Vendor and the Company and their respective affiliates in respect of which no representation is being given), directly or indirectly, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Sale Shares in the United States;

2.7.2
such Joint Placing Agent, its affiliates (as defined in Rule 405 under the Securities Act) or any persons acting on it or their behalf (except for the Vendor and the Company and their respective affiliates in respect of which no representation is being given) has engaged or will engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Sale Shares;

2.7.3
such Joint Placing Agent has offered the Sale Shares and will offer and sell the Sale Shares only (a) outside the United States in accordance with Rule 903 of Regulation S or (b) to qualified institutional buyers (as defined in Rule 144A) in the United States pursuant to an exemption from the registration requirements under the Securities Act; and

2.7.4	it will deliver to any Placee located in the United States a form of placing letter substantially in the same form as the copy which has been previously provided to the Vendor.

3	ANNOUNCEMENT

The Company shall release, or cause to be released, for publication, as soon as possible upon the execution of this Agreement, the Second Announcement in accordance with applicable laws and regulations (including without limitation the Listing Rules).

4	COMPLETION OF THE PLACING

4.1
Completion of the Placing will take place on the Closing Date in respect of the Sale Shares. Completion of the transfer of the Sale Shares shall take place in CCASS on a free of payment basis. On or before 10:00 a.m.(Hong Kong time) on the Closing Date, the Vendor shall procure that its designated Participant(s) (including, where applicable, the Joint Placing Agents or DB acting as the Settlement Agent (the “Settlement Agent”)) inputs free of payment delivery instructions in CCASS to deliver the Sale Shares on completion of the Placing in accordance with this Agreement and the General Rules and the Operational Procedures to the CCASS stock accounts of the relevant Participant(s) of the Joint Placing Agents.

4.2	The Vendor shall procure that the Sale Shares delivered at completion of the Placing in accordance with the preceding provisions of this Clause 4 shall comply in all respects with Clause 2.4.

4.3
Against compliance by the Vendor with its obligations pursuant to Clauses 4.1 and 4.2 and subject to Clause 12, the Settlement Agent shall on the Closing Date make or procure the making of payment to the Vendor in Hong Kong dollars of the aggregate Placing Price of the Sale Shares (less the commission and expenses payable to the Joint Placing Agents referred to in Clause 9), the payment of which shall constitute a complete discharge of the Joint Placing Agents’ obligations to purchase or procure the purchase of the Sale Shares hereunder. Such payment shall be made for value on the Closing Date and to the following bank account:

Name of Bank:	DBS Bank Ltd, Hong Kong Branch

Swift Code:	DBSSHKHH

Account Name:	DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED

Account Number:	30010939088

4.4
The Vendor hereby acknowledges that each Joint Placing Agent in performing its obligations and functions under Clauses 2 and 4, is authorised to appoint one or more sub-placing agents or selling agents in the United States and/or elsewhere and that such agents shall be agents of the Vendor in despatching documents relating to the Placing to Placees and the Vendor hereby authorises and confirms that it will, on the terms of and subject to the provisions of this Agreement, as soon as practicable upon request by the Joint Placing Agents ratify and approve all actions lawfully, properly and reasonably taken or to be taken by such agents and the Joint Placing Agents in connection with the Placing in accordance with or in anticipation of the terms of this Agreement. All fees of such agents shall be paid and borne by the Joint Placing Agents severally out of the commissions, costs, charges and expenses payable by the Vendor under Clause 9. Any Joint Placing Agent may enter into any agreements with any of the agents for such purpose PROVIDED THAT such Joint Placing Agent shall remain responsible for any act or omission carried out by such agent in the performance of the respective obligations of the Joint Placing Agent hereunder.

4.5
The Sale Shares shall be offered by the Joint Placing Agents as agents for the Vendor at the Placing Price (together with such Hong Kong stamp duty, brokerage, SFC transaction levy and Stock Exchange trading fee payable by purchasers) during the Placing Period.

5	SUBSCRIPTION

5.1
The Vendor agrees to subscribe as principal for, and the Company agrees to issue, the Subscription Shares at the Placing Price, free from all liens, charges, security interests, encumbrances and adverse claims on the terms and subject to the conditions set out in this Agreement.

5.2
The Company agrees that the Subscription Shares shall, when fully paid, rank pari passu in all respects with the other Shares in issue or to be issued by the Company on or prior to the date of completion of the Subscription including the rights to all dividends and other distributions declared, made or paid at any time after the date of allotment.

6	CONDITIONS OF SUBSCRIPTION

6.1	Completion of the Subscription is conditional upon the fulfilment of the following conditions:

6.1.1
the Listing Committee of the Stock Exchange granting listing of and permission to deal in the Subscription Shares (and such listing and permission not subsequently revoked prior to the delivery of definitive share certificate(s) representing the Subscription Shares under Clause 7.3 hereof); and

6.1.2	completion of the Placing having occurred pursuant to the terms of this Agreement.

6.2
The Company shall, as soon as is reasonably practicable, apply to the Stock Exchange for the granting of listing of, and permission to deal in, the Subscription Shares after the signing of this Agreement and the Company shall use all reasonable endeavours to obtain the granting of such listing and permission to deal by the Listing Committee of the Stock Exchange as soon as is reasonably practicable and will inform the Vendor promptly following the granting of the same. The Company shall furnish such information, supply such documents, pay such fees and do all such acts and things as may reasonably be required by the Vendor, the Joint Placing Agents, SFC and/or the Stock Exchange in connection with the fulfilment of the Conditions. The Joint Placing Agents shall provide the Company with such necessary assistance as may be reasonably requested by the Company and the Vendor in connection with the fulfilment of the Conditions.

6.3
If the Conditions are not fulfilled within 14 days after the date of this Agreement or such later date as may be agreed between the Company and the Vendor, the Company and the Vendor shall take any necessary steps to fulfil any applicable requirements under the Listing Rules, including but not limited to, obtaining the approval of the independent shareholders of the Company prior to completion of the Subscription.  If such approval is not granted by the independent shareholders, the obligations and liabilities of the Vendor and the Company under the Subscription shall be terminated and neither the Company nor the Vendor shall have any claim against the other for costs, damages, compensation or otherwise provided that the Company shall reimburse the Vendor any Expenses which the Vendor shall be obliged to pay in connection with the Placing and/or the Subscription.  Notwithstanding the provisions of this Clause 6.3, the Vendor may in its absolute discretion continue to take all necessary steps but subject to compliance with the Listing Rules, to proceed to complete the subscription for or purchase the shares equivalent to the amount of Subscription Shares in any other manner as soon as practicable thereafter.

7	COMPLETION OF THE SUBSCRIPTION

7.1
Completion of the Subscription shall take place on the second Business Day after the date upon which the last of the Conditions to be satisfied shall have been so satisfied (provided that the Vendor and the Company shall use all reasonable endeavours to procure that it shall take place on a date no later than a date falling 14 days after the date of this Agreement) or such other time and/or date as the Vendor and the Company may agree in writing.

7.2	At completion of the Subscription, the Vendor shall pay or shall procure the payment of the Subscription Monies by electronic funds transfer in the amount thereof.

7.3	Against compliance with the provisions of Clause 7.2, the Company shall:

7.3.1
forthwith duly allot and issue to the Vendor (or as it may direct) the Subscription Shares and shall promptly register without registration fee the Vendor and/or its nominees as members in respect of the Subscription Shares; and

7.3.2
at the option of the Vendor, either (i) deliver to the Vendor (or as it may direct) the definitive certificates in respect of the Subscription Shares in favour of the Vendor and/or its nominees or (ii) deposit the same into the account of the relevant Participant with whom the Vendor has accounts in accordance with the Vendor’s instructions.

8	UNDERTAKINGS OF THE VENDOR AND THE COMPANY

8.1
The Company shall promptly make all notifications, registrations and filings as may from time to time be required in relation to the Sale Shares, the Subscription Shares and the transactions contemplated under this Agreement including, without prejudice to the generality of the foregoing, the filings with the Stock Exchange.

8.2
The Vendor and the Company shall make all appropriate disclosures pursuant to, and will comply in all respects with all applicable laws, regulations and directions (including without limitation the Listing Rules, the Takeovers Code and the SFO) and all requirements of the Stock Exchange, the SFC or any other applicable regulatory body in connection with the Placing and the Subscription.

8.3
The Company shall, as soon as reasonably practicable, provide the Joint Placing Agents upon request, with all such information known to it or which on reasonable enquiry ought to be known to it relating to the Company and/or any other member of the Group or otherwise as may be reasonably required by the Joint Placing Agents in connection with the Placing for the purpose of complying with any applicable law, regulation or direction (including the establishment of any defence to any action under any of the same, whether relating to due diligence or otherwise) or any requirement of the Stock Exchange, the SFC or any other applicable regulatory body. In addition, each of the Vendor and the Company undertakes and agrees that up to the Closing Date it will forthwith notify the Joint Placing Agents of any change affecting, or if at any time anything has occurred which would or would be likely to render untrue, inaccurate, misleading or breached in any respect, any of the representations, warranties and undertakings referred to in Clause 10.

8.4
Each of the Vendor and the Company shall procure that particulars of every significant new factor known to it which is capable of materially and adversely affecting the Placing and which arises between the date hereof and the Closing Date shall be promptly provided to the Joint Placing Agents.

8.5
The Vendor undertakes with each of the Joint Placing Agents that it shall use reasonable endeavours to do all such other acts and things as may be reasonably required to be done by it to carry into effect the Placing in accordance with the terms of this Agreement.

8.6
The Company undertakes to each of the Joint Placing Agents that for a period commencing on the date of this Agreement and ending on the date falling on 90 days after the date hereof (inclusive), the Company will not, except for the issue of (1) the Relevant Securities; (2) any Shares issuable under the Original Bonds and the Original Pre-emptive Bonds; (3) the Further Bonds and any Shares issuable thereunder; (4) securities under the terms of any employee share scheme of the Company or any other scheme that has been publicly announced or disclosed by the Company as of the date of this Agreement; (5) bonus or scrip dividend or similar arrangements which provide for the allotment of Shares in lieu of the whole or part of a dividend on Shares of the Company in accordance with its articles of association; and (6) Shares or any securities convertible into or exercisable or exchangeable for or substantially similar to Shares which are issued as consideration for any merger or acquisition provided that (A) the aggregate value of the Shares issued (as calculated by the Current Market Price (as defined in the Terms & Conditions of the Bonds) is less than US$100,000,000 and (B) the Issuer procures that the person receiving such Shares executes a shareholder lock-up undertaking on substantially the same terms as provided in this Clause prior to any such issue:

8.6.1
allot or issue or offer to allot or issue or grant any option, right or warrant to subscribe for (either conditionally or unconditionally, or directly or indirectly, or otherwise) any Share(s) or any interests in Shares or any securities convertible into or exercisable or exchangeable for or substantially similar to Shares or interest in Shares; or

8.6.2	agree (conditionally or unconditionally) to enter into or effect any such transaction with the same economic effect as any of the transactions described in Clause 8.6.1 above; or

8.6.3	announce any intention to enter into or effect any such transaction described in Clauses 8.6.1 or 8.6.1 above,

without first having obtained the written consent of the Joint Placing Agents (such consent not to be unreasonably withheld or delayed).

For the avoidance of doubt, any additional lock-up undertaking entered into pursuant to 8.6(3) above shall only be for a period of 90 days from the date of this Agreement.

8.7
In consideration of the Vendor agreeing to enter into and performing this Agreement and without prejudice to the parties’ respective rights and obligations under this Agreement, the Company shall use all reasonable endeavours (i) to fulfil its obligations under the Placing Agreement to procure that completion of the Subscription shall take place on a date no later than a date falling 14 days after the date of this Agreement and (ii) in the case of any independent shareholders’ approval being required therefor, to take necessary steps to convene a shareholders’ meeting with a view to seek such approval.

9	PAYMENT OF FEES, COMMISSIONS AND EXPENSES

9.1
In consideration of the services of the Joint Placing Agents in relation to the Placing, the Vendor shall, subject to completion of the Placing taking place in accordance with Clause 4, pay to the Settlement Agent:

9.1.1
a commission of 1.10 per cent. of the amount equal to the Placing Price multiplied by the number of Sale Shares (the “Commissions”), to be retained and divided among the Joint Placing Agents in the proportion of 45 per cent. to DB and 55 per cent. to J.P. Morgan. An additional incentive fee of up to 0.20 per cent. of the amount equal to the Placing Price multiplied by the number of Sale Shares may be payable at the sole discretion of the Company to either or both Joint Placing Agents. The Settlement Agent is hereby authorised to deduct the Commissions payable to the Joint Placing Agents pursuant to this Clause 9.1 from the payment to be made by it to the Vendor pursuant to Clause 4.3 and out of which the Joint Placing Agents agree to pay all brokerage fees and all expenses of the Placing other than those specified in this Clause 9.1;

9.1.2
stamp duty at the rate of 0.1 per cent. on the amount equal to the Placing Price per Sale Share multiplied by the number of Sale Shares which amounts each of the Joint Placing Agents is hereby authorised to deduct from the payments to be made by it to the Vendor pursuant to Clause 4.3;

9.1.3
any printing or publishing costs associated with the Placing and the issue of the Announcement and all costs and expenses in relation to depositing the Sale Shares into CCASS, all charges, fees and expenses of the Company’s share registrars in Hong Kong including, without limitation, its fees and expenses in effecting the transfer of the Sale Shares and the issue of certificates therefor in board lots, to the Placees or, where applicable, the Joint Placing Agents or their nominees, which amounts the Settlement Agent is hereby authorised to deduct from the payments to be made by it to the Vendor pursuant to Clause 4.3 for the purposes of paying on the Vendor’s behalf such costs, charges, fees and expenses, which the Joint Placing Agents hereby undertake to do so on a prompt basis after such deduction;

9.1.4
the seller’s SFC transaction levy at the prevailing applicable rate and the seller’s Stock Exchange trading fee at the prevailing applicable rate on the amount equal to the Placing Price multiplied by the number of Sale Shares which amounts the Settlement Agent is hereby authorised to deduct from the payments to be made by the Joint Placing Agents to the Vendor pursuant to Clause 4.3; and

9.1.5
the costs and expenses reasonably incurred by the Joint Placing Agents (including but not limited to legal costs) in connection with the Placing and the Settlement Agent is hereby authorised to deduct such sums from the payments to be made by the Joint Placing Agents to the Vendor pursuant to Clause 4.3.

9.2
If this Agreement is terminated pursuant to Clause 12 or if for any reason the Placing is not completed the Company shall remain liable to the Joint Placing Agents for the payment of all costs, charges and expenses referred to in Clauses 9.1.3 and 9.1.5 and for the stamp duty, the SFC transaction levy and Stock Exchange trading fee referred to in Clauses 9.1.2 and 9.1.4 to the extent already incurred.

9.3
The Vendor hereby acknowledges that, in addition to the commissions, costs, charges and expenses referred to in Clause 9.1, the Joint Placing Agents shall be entitled to keep for their respective own account any brokerage fees or commission (“Brokerage”) in excess of the Placing Price that they may receive from the Placees procured by them respectively in the same proportion as the commissions provided in Clause 9.1.1. The Brokerage received by each Joint Placing Agent shall be paid to the Settlement Agent by each such Joint Placing Agent on the Closing Date, and the Settlement Agent shall, within 90 days from the Closing Date and subject to this Clause 9.3, pay to each Placing Sgent such amount of Brokerage each such placing agent is entitled.

9.4
All payments to be made by the Vendor to the Settlement Agent pursuant to this Agreement shall be denominated in Hong Kong dollars free and clear of, and without deduction or withholding for or on account of tax, unless the Vendor is required by applicable law to make payment subject to the deduction or withholding of tax, in which case, the amount payable to the Settlement Agent shall be increased to the extent necessary to ensure that, after making such deduction or withholding, the Settlement Agent receives and retains a net sum equal to the sum which it would have received and retained had no such deduction or withholding been made or required to be made.

10	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

10.1
In consideration of the Joint Placing Agents entering into this Agreement and agreeing to perform their respective obligations hereunder, the Vendor hereby represents, warrants and undertakes to each of the Joint Placing Agents as follows:

10.1.1	Ownership of Sale Shares: the Vendor is the beneficial owner of the Sale Shares and the Sale Shares are held in CCASS as at the date of this Agreement;

10.1.2
Sale Shares not encumbered: the Sale Shares are fully paid up and the Vendor is the beneficial owner of the Sale Shares and has the necessary power and authority to enable it to sell the Sale Shares hereunder free from any lien, charge, encumbrance or third party right whatsoever and together with all rights attaching thereto as at the Trade Date and the Company has not exercised any lien over any of the Sale Shares;

10.1.3
Consents: all regulatory and judicial consents, approvals, orders or qualifications required to be obtained or made under all relevant jurisdictions for the sale of the Sale Shares or the consummation of the transactions contemplated by this Agreement have been duly obtained and are in full force and effect;

10.1.4
Incorporation: the Vendor is duly incorporated and validly existing under the laws of the place of its incorporation and the Vendor has the power under its constitutional documents to enter into this Agreement and this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect) and executed by, and constitutes valid and legally binding and enforceable obligations of the Vendor in accordance with its terms;

10.1.5
No purchase by connected persons: to the extent that is has been kept informed of the Placing process, the Vendor shall use its reasonable endeavours to cooperate with the Joint Placing Agents in ensuring that none of its Associates shall purchase the Sale Shares under the Placing;

10.1.6
Professional Investor Treatment Notice:  the Vendor has read and understood the Professional Investor Treatment Notice and acknowledges and agrees to the representations, waivers and consents contained in the Professional Investor Treatment Notice, in which the expressions “you” or “your” shall mean “the Vendor” and “us” and “our” shall mean the Joint Placing Agents;

10.1.7
Non-public information: save for the matters set out in the Announcements, the Vendor is not in possession of any non-public information relating to the Company, any other member of the Group or their respective businesses the release of which would materially affect the trading price of the Shares;

10.1.8
Insider Dealing: the Vendor has not been, is not and will not be at any time engaged in insider dealing for the purposes of the SFO in connection with the Placing and the related transactions entered into or to be entered into pursuant to this Agreement;

10.1.9
No Registration: neither the Vendor, its respective affiliates (as defined in Rule 501(b) of Regulation D) nor any persons acting on its or their behalf (except for the Joint Placing Agents and their respective affiliates in respect of which no representation is being given):

(i)
directly or indirectly has made or will make offers or sales of any security, or directly or indirectly has solicited or will solicit offers to buy, or otherwise negotiated or will negotiate in respect of, any security, under circumstances that would require the registration of the Sale Shares under the Securities Act; or

(ii)
directly or indirectly, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Sale Shares in the United States;

10.1.10
No Directed Selling Efforts: neither the Vendor, its affiliates (as defined in Rule 405 under the Securities Act) nor any persons acting on its or their behalf (except for the Joint Placing Agents and their respective affiliates in respect of which no representation is being given) has engaged or will engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Sale Shares;

10.1.11
No Price Manipulation: neither the Vendor, its affiliates (as defined in Rule 405 under the Securities Act) nor any persons acting on its or their behalf, directly or indirectly, has taken or will take any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation in violation of applicable laws or manipulation of the price of the Relevant Securities or other security of the Company to facilitate the sale or resale of the Sale Shares;

10.1.12
No Unlawful Payments: none of the Vendor nor any director, officer or employee of, and to the best knowledge of the Vendor (after due and careful enquiry), any agent, affiliate of or other person acting on behalf of the Vendor, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any other applicable anti-bribery or anti-corruption law or regulation similar to the FCPA (including but not limited to, the UK Bribery Act of 2010), in any other jurisdiction in which the Vendor operates including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other similar applicable anti-bribery or anti-corruption law or regulation of any such other jurisdiction; the Vendor and its Affiliates has conducted their businesses in compliance with the FCPA and any other similar applicable anti-bribery or anti-corruption law or regulation of any such other jurisdiction and have instituted and maintain policies and procedures designed to ensure continued compliance with, and prevent violation of, such laws, rules and regulations;

10.1.13
Sanctions: none of the Vendor and its Affiliates, nor any director, officer or employee of, and to the best knowledge of the Vendor (after due and careful enquiry), any agent, affiliate of or other person acting on behalf of the Vendor:

(i)
is an individual or entity (a “Person”) currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Government (including but not limited to the designation as a “specially designated national” or “blocked person” thereunder) or any sanctions or requirements imposed by, or based upon the obligations or authorisations set forth in, the U.S. Trading With The Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions Accountability and Divestment Act and Section 1245 of the National Defense Authorization Act for Fiscal Year 2012, the U.S. Syria Accountability and Lebanese Sovereignty Act, or the Iran Threat Reduction and Syria Human Rights Act of 2012, all as amended, or any Executive Orders issued in relation to the imposition of sanctions, or any sanctions or measures imposed by the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”) (collectively, the “Sanctions”);

(ii)	is located, organised or operating in a country or territory that is the subject of Sanctions;

(iii)
has for the past five years engaged in, and is now engaged in any dealings or transactions with any government, person, entity or project targeted by, or located in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions;

(iv)	is or has been in violation of or subject to an investigation relating to any Sanctions;

10.1.14
Use of Proceeds: the Vendor will not directly or indirectly use the proceeds of the Placing hereunder, or lend, contribute or otherwise make available all or part of such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of or business with any Person currently subject to any Sanctions or operating in any country or territory that is the subject of Sanctions where such operations are in violation of such Sanctions or in any other manner that would result in a violation by any Person (including any Person participating in the offering, whether as underwriter, adviser, investor or otherwise) of Sanctions;

10.1.15
Anti-money Laundering: the operations of the Vendor and its Affiliates are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Vendor or its Affiliates with respect to the Money Laundering Laws is pending or, to the best knowledge of the Vendor (after due and careful enquiry), threatened; and

10.1.16
Arm’s-length Transaction: the placing of the Sale Shares pursuant to this Agreement, including the determination of any related discounts and commissions, is an arm’s-length commercial transaction between the Vendor, on the one hand, and the Joint Placing Agents, on the other hand; none of the Joint Placing Agents has assumed nor will it assume an advisory or fiduciary responsibility in favour of the Vendor with respect to the Placing or the process leading thereto (irrespective of whether any of the Joint Placing Agents has advised or are currently advising the Vendor on other matters) and none of the Joint Placing Agents has any obligation to the Vendor with respect to the Placing except the obligations expressly set forth in this Agreement or in any other written agreement in respect of the Further Bonds.

10.2	The Company warrants and undertakes to each of the Joint Placing Agents as follows:

10.2.1
Announcements: all statements of fact contained in the Announcements (including but not limited to the disclosure on the use of proceeds) are true and accurate in all material respects as at the dates of their publication and all statements of opinion, intention, expectation or estimates of the Directors in relation to the Company and/or any other member(s) of the Group contained therein (if any) are truly and honestly held and have been made on reasonable grounds after due and careful consideration, and the Announcements do not include an untrue statement of a material fact or omit to state a fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect;

10.2.2
No non-public information: save for the matters set out in the Announcements, the Company is not in possession of any non-public information relating to the Company, any other member of the Group or their respective businesses the release of which would materially affect the trading price of the Shares and there is not in existence any material or information relating to the Company which will be required to be but has not been disclosed by the Company under the Listing Rules or the Exchange Act. Without prejudice to the generality of the foregoing, there is no material information (including, without limitation, any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving, the Group) that is not described in the Company’s most recent annual report or subsequent public information releases (the “Company Information”) which information is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Group; the Company Information does not include any untrue statement of a material fact or omit to state any fact necessary in order to make the statements therein not misleading in any material respect;

10.2.3
Information: all information (whether oral, written, electronic or in any other form) supplied by or on behalf of the Company, any other member of the Group or any of their respective officers, directors, employees or advisers, for the purpose of or in connection with the Placing, the Company or the Vendor and all publicly available information and records of the Company (including information contained in annual reports, statutory filings and registrations) is and was, when supplied or published, true and accurate in all material respects and not misleading in any material respect;

10.2.4
Litigation: save as disclosed in the Company Information, there is no claim, litigation, arbitration, prosecution or other legal proceedings or investigation or enquiry in progress or pending or threatened against any member of the Group or any of its properties or (as far as the Company is aware) the Company’s executive directors, officers or employees nor, so far as the Company is aware, is there any claim or any facts or circumstances of a material nature which would give rise to a claim against any member of the Group or any of its properties or the Company’s executive director, which in any such case would have or have had a material adverse effect on the condition, financial, trading or otherwise, or the earnings or business affairs (whether or not arising in the ordinary course of business) of the Company and the Group as a whole or which is material for disclosure in the context of the Placing;

10.2.5
No material adverse change: save as disclosed in the Company Information, there has been no material adverse change, or any development involving or reasonably likely to involve a prospective material adverse change, in the condition, financial or otherwise, or the earnings, net assets, business affairs or business prospects (whether or not arising in the ordinary course of business) of the Company or the Group as a whole since 31 December 2013;

10.2.6
Incorporation: each member of the Group is duly incorporated and validly existing under the laws of the place of its incorporation and each member of the Group has power to own its assets and to conduct its business in the manner presently conducted and there has been no petition filed, order made or effective resolution passed for the liquidation or winding up of the Company or any member of the Group;

10.2.7
Approvals: each member of the Group has obtained such authorisations and licences (if any) as are required under the provisions of any applicable law in connection with the operation of its business and there is no breach by any member of the Group of the provisions of any ordinance, statute or regulation governing such authorisations or licences nor is there any reason why any such authorisation or licence should be withdrawn or cancelled, in each case other than any authorisation and licence the lack of which would not have a material adverse effect on the condition, earnings or business affairs of the Group as a whole;

10.2.8
Laws and Listing Rules: the Company is not in breach of any rules, regulations or requirements of the Stock Exchange and, in particular, the Company has complied at all times with the disclosure requirements under the Listing Rules, save for any breach or non-compliance which is not material in the context of the Placing, and, other than the Conditions and subject to Clause 6.3, all necessary consents (if any) have been obtained from the Stock Exchange and other authorities to complete the Placing and the Subscription in the manner contemplated. The Placing and the Subscription will not trigger a general offer under the Takeovers Code;

10.2.9
No order or judgment: save as disclosed in the Company Information, there is no order, decree or judgement of any court or governmental agency or regulatory body outstanding or anticipated against any member of the Group which may have or has had a material adverse effect upon the condition, financial or otherwise or the earnings or business affairs (whether or not arising in the ordinary course of business) of the Group (taken as a whole) or which is material in the context of the Placing;

10.2.10	No default:

(i)
save as disclosed in the Company Information, no outstanding indebtedness of any member of the Group has become payable or repayable by reason of any default of any member of the Group and no event has occurred or is impending which may result in such indebtedness becoming payable or repayable prior to its maturity date, in a demand being made for such indebtedness to be paid or repaid or in any step being taken to enforce any security for any such indebtedness of any member of the Group, in each case which is material in the context of the Placing;

(ii)
save as disclosed in the Company Information, no member of the Group is a party to or under any obligation which is material and which is of an unusual or unduly onerous nature; no member of the Group is in breach of or in default of its constitutional documents or any contract or agreement which may have or has had a material adverse effect upon the condition, financial or otherwise or the earnings or business affairs (whether or not arising in the ordinary course of business) of the Company or of the Group (taken as a whole) or which is material in the context of the Placing; neither this Agreement nor the Placing nor the Subscription will constitute or give rise to a breach of or default under the constitutional documents or any agreement or other arrangement to which any member of the Group is party or give rise to any rights of any third party in respect of any assets of the Company or of the Group, in each case which is material in the context of the Placing;

10.2.11
Financial Statements: the audited consolidated accounts for the Group for the financial year ended on 31 December 2013 and the reviewed consolidated financial statements of the Consolidated Group as at and for the three months ended 31 March 2014, a copy of which has been provided to the Joint Placing Agents prior to the execution of this Agreement:

(i)	have been prepared on a recognised and consistent basis and in accordance with International Financial Reporting Standards; and

(ii)	comply with applicable ordinances, statutes and regulations and show a true and fair view of the state of affairs of the Group and of its results for the period in question;

10.2.12
Validity of Contracts: the Company has power under its constitutional documents to permit its entry into, and perform its obligations under, this Agreement in the manner set out herein and this Agreement (and its performance) has been duly authorised (such authorisation remaining in full force and effect) and executed by, and constitutes legally binding and enforceable obligations of the Company in accordance with its terms, subject to the laws relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, and general principles of equity; there is no authorisation, consent, approval, licence or notification required for the Placing or the Subscription either from governmental, regulatory or other public bodies (including, without limitation, the Stock Exchange except for the approval for the listing of and permission to deal in the Sale Shares by the Stock Exchange) or authorities or courts or from any third party pursuant to any contractual or other arrangement to which the Company or any other member of the Group is a party, except for those which have been, or will on or prior to the Closing Date be, obtained;

10.2.13
Compliance: the compliance by the Company with all of the provisions of this Agreement, as well as the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of, or result in any third party consent (other than the approval of the Stock Exchange as set out in the Conditions) being required under, any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument, decree, regulation or law to or by which any member of the Group is a party or to which any of the property or assets of any member of the Group is subject, or any statute or any order, rule or regulation, including, without limitation, to the extent applicable, the Companies Ordinance, the Listing Rules, the Takeovers Code or any judgment, decree or order of any court or governmental agency or body having jurisdiction over any member of the Group or the property or assets of any member of the Group, in each case where such breach, violation would have a material adverse effect on the conditions, earnings or business affairs of the Group as a whole;

10.2.14
Pre-emptive Rights and Options: except for the Relevant Securities, any Shares issuable under the Original Bonds and the Original Pre-emptive Bonds, the Further Bonds and any Shares issuable thereunder, the employee share options and restricted share units and restricted shares of the Company in issue as at the date of this Agreement, no unissued share capital of any member of the Group is under any option or agreed conditionally or unconditionally to be put under any option and, other than Datang and Country Hill, no person has an outstanding warrant, pre-emptive right or any other right of any description to require Shares to be allotted or issued by any member of the Group;

10.2.15
Professional Investor Treatment Notice: the Company has read and understood the Professional Investor Treatment Notice and acknowledges and agrees to the representations, waivers and consents contained in the Professional Investor Treatment Notice, in which the expressions “you” or “your” shall mean “the Company”, and “us” or “our” shall mean the Joint Placing Agents;

10.2.16
No insider dealing: the Company has not been, is not and will not be at any time engaged in insider dealing for the purposes of the SFO in connection with the Placing and the related transactions entered into or to be entered into pursuant to this Agreement; neither the Company nor any person acting on behalf of the Company or under the control of the Company has taken or will take, directly or indirectly, any action designed or which was designed, or which constitutes or has constituted or might reasonably be or have been expected to cause or result in, stabilisation or manipulation of the price of any Shares or other securities of the Company to facilitate the sale or resale of the Sale Shares;

10.2.17
No Registration: neither the Company, its affiliates (as defined in Rule 501(b) of Regulation D) nor any persons acting on its or their behalf (except for the Joint Placing Agents and their respective affiliates in respect of which no representation is being given):

(i)
directly or indirectly has made or will make offers or sales of any security, or directly or indirectly has solicited or will solicit offers to buy, or otherwise negotiated or will negotiate in respect of, any security, under circumstances that would require the registration of the Sale Shares under the Securities Act; or

(ii)
directly or indirectly, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Sale Shares in the United States;

10.2.18
No Directed Selling Efforts: neither the Company, its affiliates (as defined in Rule 405 under the Securities Act) nor any persons acting on its or their behalf (except for the Joint Placing Agents and their respective affiliates in respect of which no representation is being given) has engaged or will engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Sale Shares;

10.2.19
No Price Manipulation:  neither the Company, its affiliates (as defined in Rule 405 under the Securities Act) nor any persons acting on its or their behalf, directly or indirectly, has taken or will take any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation in violation of applicable laws or manipulation of the price of the Relevant Securities or other security of the Company to facilitate the sale or resale of the Sale Shares;

10.2.20
Qualification: the Company will arrange for the qualification of the Sale Shares for offer and sale by the Joint Placing Agents through their respective affiliates or agents under the laws of such States of the United States or other jurisdictions as the Joint Placing Agents may reasonably designate and shall maintain such qualifications in effect so long as required for the sale of the Sale Shares; provided, however, that, in connection therewith, the Company shall not be obliged to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which they are not qualified. The Company will promptly advise the Joint Placing Agents of the receipt by the Company of any notification with respect to the suspension of the qualification of the Sale Shares, for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

10.2.21	Investment Company: the Company is not, and as a result of the Placing contemplated herein will not be, an “investment company” under, and as such term is defined in, the Investment Company Act;

10.2.22
Passive Foreign Investment: the Company is not, and does not intend to become, and will not as a result of the Placing or otherwise become, a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code;

10.2.23
Foreign Issuer: the Company is a “foreign issuer” (as such term is defined in Regulation S of the Securities Act) and reasonably believes that there is no “substantial U.S. market interest” (as such term is defined in Regulation S of the Securities Act) in the Sale Shares or in any securities of the same class as the Sale Shares;

10.2.24
Offer and Sale: relying on the representation provided in Clause 2.7.3, the offer and sale of the Subscription Shares by the Company and the Sale Shares by the Vendor will be made outside the United States in accordance with Regulation S under the Securities Act and within the United States to qualified institutional buyers (as defined in Rule 144A) pursuant to an exemption from the registration requirements under the Securities Act;

10.2.25
Anti-Money Laundering: the operations of the Company and each member of the Group (excluding Brite Semiconductor, Inc) and, to the best of the knowledge of the Issuer and after due and careful enquiry, Brite Semiconductor, Inc and any of the Company’s jointly controlled entities are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any member of the Group and any of their jointly controlled entities of the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company (after due and careful enquiry), threatened;

10.2.26
No Unlawful Payments: none of the Company, any member of the Group, any director, officer or employee of, and to the best knowledge of the Company (after due and careful enquiry), any agent, affiliate of or other person acting on behalf of the Company or any member of the Group, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any other applicable anti-bribery or anti-corruption law or regulation similar to the FCPA (including but not limited to, the UK Bribery Act of 2010), in any other jurisdiction in which the Company or any member of the Group operates including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other similar applicable anti-bribery or anti-corruption law or regulation of any such other jurisdiction; the Company, its affiliates and every member of the Group has conducted their businesses in compliance with the FCPA and any other similar applicable anti-bribery or anti-corruption law or regulation of any such other jurisdiction and have instituted and maintain policies and procedures designed to ensure continued compliance with, and prevent violation of, such laws, rules and regulations;

10.2.27
Sanctions: none of the Company, the members of the Group, any director, officer or employee of, and to the best knowledge of the Company (after due and careful enquiry), any agent, affiliate of or other person acting on behalf of the Company or any member of the Group:

(i)
is an individual or entity (a “Person”) currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Government (including but not limited to the designation as a “specially designated national” or “blocked person” thereunder) or any sanctions or requirements imposed by, or based upon the obligations or authorisations set forth in, the U.S. Trading With The Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. United Nations Participation Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions Accountability and Divestment Act and Section 1245 of the National Defense Authorization Act for Fiscal Year 2012, the U.S. Syria Accountability and Lebanese Sovereignty Act, or the Iran Threat Reduction and Syria Human Rights Act of 2012, all as amended, or any Executive Orders issued in relation to the imposition of sanctions, or any sanctions or measures imposed by the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”) (collectively, the “Sanctions”);

(ii)	is located, organised or operating in a country or territory that is the subject of Sanctions;

(iii)
has for the past five years engaged in, and is now engaged in any dealings or transactions with any government, person, entity or project targeted by, or located in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions;

(iv)	is or has been in violation of or subject to an investigation relating to any Sanctions;

10.2.28
Use of Proceeds: neither the Company nor any member of the Group will directly or indirectly use the proceeds of the Placing or the Subscription hereunder, or lend, contribute or otherwise make available all or part of such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of financing the activities of or business with any Person currently subject to any Sanctions or operating in any country or territory that is the subject of Sanctions where such operations are in violation of such Sanctions or in any other manner that would result in a violation by any Person (including any Person participating in the offering, whether as underwriter, adviser, investor or otherwise) of Sanctions;

10.2.29
Environmental Laws: each member of the Group has complied in all respects with all applicable Environmental Laws, save where any non-compliance would not have a material adverse effect. For the purpose of this Clause 10.2.29, “Environmental Laws” means any and all supra-national, national, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licences, agreements or other governmental restrictions relating to the protection of the environment (including, without limitation, human, animal and plant life, ambient air, surface water, ground water, or land), the protection of property and proprietary rights or for the compensation of harm to the environment whether by clean-up, remediation, containment or other treatment or the payment of monies to any competent authority; and

10.2.30
No fiduciary: in connection with the Placing, each of the Joint Placing Agents is and has been acting solely as an agent and not as a fiduciary of the Company, or its stockholders, creditors, employees or any other party; (iii) none of the Joint Placing Agents has assumed nor will it assume an advisory or fiduciary responsibility in favour of the Company with respect to the Placing or the process leading thereto (irrespective of whether any of the Joint Placing Agents has advised or are currently advising the Company on other matters) and none of the Joint Placing Agents has any obligation to the Company with respect to the Placing except the obligations expressly set forth in this Agreement or in any other written agreement in respect of the Further Bonds; (iv) each of the Joint Placing Agents and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company; and (v) none of the Joint Placing Agents has provided any legal, accounting, regulatory or tax advice with respect to the Placing and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate. This Agreement supersedes any prior agreement or understanding (whether written or oral) between the Company and any of the Joint Placing Agents with respect to the subject matter of this Clause 10.2.30.

10.3	The Company hereby represents, warrants and undertakes to the Vendor on the following terms:

10.3.1
the Company has the full right, power and authority to enter into and perform its obligations under this Agreement and, subject to satisfaction of the Conditions, to allot and issue the Subscription Shares without any sanction or consent of its members and all necessary authorisations, approvals, consents and licences relating to the same have been, or will, prior to completion of the Subscription, be unconditionally obtained and are, or will, prior to completion of the Subscription, be in full force and effect, and this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms; and

10.3.2
the allotment and issue of the Subscription Shares pursuant to this Agreement will not result in any breach of and will comply with all relevant provisions of Hong Kong, the Companies Ordinance, the Listing Rules and all other applicable laws, rules and regulations.

10.4	The Company hereby represents, warrants and undertakes to each of the Joint Placing Agents as follows:

10.4.1
for so long as any Sale Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which it is neither subject to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934 nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, provide to any holder or beneficial owner of such restricted securities or to any prospective purchaser of such restricted securities designated by such holder or beneficial owner, upon the request of such holder, beneficial owner or prospective purchaser, the information required to be provided by Rule 144A(d)(4) under the Securities Act; and

10.4.2
for so long as the Sale Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will not become an “open-end company”, “unit investment trust” or “face-amount certificate company”, as such terms are defined in, and that is or is required to be registered under Section 8 of, the Investment Company Act.

10.5	The Vendor hereby undertakes to the Company to subscribe for the Subscription Shares subject to the Memorandum and Articles of Association of the Company and the terms of this Agreement.

10.6
The representations, warranties and undertakings set out in Clause 2.7 and this Clause 10 are given as at the date hereof and repeated on the Closing Date, with reference in each case to the facts and circumstances then subsisting. Each of the Vendor and the Company undertakes to notify the Joint Placing Agents of any matter or event coming to its attention prior to the completion of the Placing (in the case of those given to the Joint Placing Agents) and of the Subscription (in the case of those given to the Vendor) which shows or may show any of the representations, warranties and undertakings set out in Clause 10 to be or to have been untrue, inaccurate or misleading.

10.7
Save as a result of its own gross negligence, fraud or wilful default, a Joint Placing Agent shall not be responsible for and no claim shall be made against such Joint Placing Agent by the Company or the Vendor to recover any damage, cost, charge or expense which the Company or the Vendor may suffer or incur by reason of or arising out of the carrying out by the Joint Placing Agent of any work pursuant to its obligations hereunder.

10.8	The rights and remedies of each Party in respect of the representations, warranties and undertakings referred to in this Clause 10 shall not be affected by:

10.8.1	completion of the Placing or the Subscription;

10.8.2	any investigation made into the affairs of any Party or any knowledge held or gained of any such affairs by or on behalf of the other Parties; or

10.8.3	termination of this Agreement or any event or matter whatsoever, other than a specific and duly authorised written waiver or release by the other Parties.

11	INDEMNITY

11.1
The Company undertakes to indemnify and hold harmless each of the Joint Placing Agents and each of their respective agents, subsidiaries, affiliates or associated companies, their respective directors, officers, employees and agents including, but not limited to, the directors, officers, employees and controlling persons within the meaning of the Securities Act, as the case may be, of each of the Joint Placing Agents and each of their respective affiliates within the meaning of the Securities Act or the U.S. Securities Exchange Act of 1934 (and shall include the partners of any such affiliates) (the “Indemnified Parties”) against all or any costs, expenses (including legal fees), fees, claims, claims, actions, liabilities, demands, proceedings or judgments (including, but not limited to, all such losses, costs, charges or expenses suffered or incurred in disputing or defending any costs, fees, claims, actions, liabilities, demands, proceedings or judgments (the “Proceedings”) and/or in establishing its rights to be indemnified pursuant to this Clause 11 and/or in seeking advice in relation to any Proceedings brought or established or threatened to be brought or established against any of the Indemnified Parties by any Placee or by any governmental agency, regulatory body or other person (the “Losses”)):

11.1.1	directly or indirectly arising out of or in connection with or based on any breach or alleged breach of any of the representations, warranties and undertakings contained in this Agreement; or

11.1.2
which are, directly or indirectly, resulting from or are attributable to the performance by the Joint Placing Agents of their respective obligations under this Agreement in relation to the Placing and which do not in any such case arise from that Joint Placing Agent’s own gross negligence, fraud or wilful default as determined by final judgment of a court of competent jurisdiction.

11.2
The Vendor undertakes to indemnify and hold harmless the Indemnified Parties against the Losses directly or indirectly arising out of or in connection with or based on any breach or alleged breach of any of the representations, warranties and undertakings of the Vendor contained in this Agreement.

11.3
The indemnities contained in Clause 11.1 and Clause 11.2 shall remain in full force and effect notwithstanding completion of each of the Placing and the Subscription in accordance with the terms and conditions herein contained, shall be in addition to any liability which the Vendor or the Company may have and shall extend to include all costs, charges and expenses which the Joint Placing Agents and/or any of the Indemnified Parties may reasonably incur or pay in disputing, settling or compromising any matter to which the indemnity might relate and in establishing the right to indemnification pursuant to this Clause 11 in respect of any matter. Neither the Vendor nor the Company shall, without the prior written consent of the Joint Placing Agents, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding.

11.4
If a Joint Placing Agent becomes aware of any claim which is relevant for the purposes of Clause 11.1 and Clause 11.2, it will as soon as reasonably practicable give notice in writing thereof to the other Joint Placing Agent, the Vendor and the Company and will consult with the other Joint Placing Agent, the Vendor and the Company and, subject to being indemnified against any additional or increased expenses it may suffer or incur as a result of so doing, give full consideration to the views of the other Joint Placing Agent, the Vendor and the Company in relation to the manner in which the Joint Placing Agent shall conduct such claim.

11.5
The Company shall not, and shall procure that no member of the Group shall, at any time prior to or on the Closing Date do or omit to do anything which would cause any of the representations, warranties and undertakings set out in Clause 10 to be untrue.

12	TERMINATION

12.1	Notwithstanding anything contained in this Agreement, if at any time prior to 9:00 a.m. (Hong Kong time) on the Closing Date:

12.1.1	there develops, occurs or comes into force:

(i)
any new law or regulation or any change or development involving a prospective change in existing laws or regulations in any relevant jurisdiction which in the opinion of the Joint Placing Agents has or is likely to have a material adverse effect on the financial position of the Group as a whole; or

(ii)
any significant change (whether or not permanent) in local, national or international monetary, economic, financial or political conditions which in the opinion of the Joint Placing Agents is or would be materially adverse to the success of the Placing; or

(iii)
any significant change (whether or not permanent) in local, national or international securities market conditions or currency exchange rates or foreign exchange rates or foreign exchange controls which in the reasonable opinion of the Joint Placing Agents is or would be materially adverse to the success of the Placing or make it impracticable or inexpedient to proceed therewith; or

(iv)
a general moratorium on commercial banking activities in Hong Kong, the PRC, London or New York declared by the relevant authorities or a material disruption in commercial banking or securities settlement or clearance services in Hong Kong, the PRC, Singapore, the United Kingdom or the United States; or

(v)	a change or development involving a prospective change in Taxation which materially adversely affects the Group as a whole or the Sale Shares; or

(vi)
any outbreak or escalation of hostilities or act of terrorism involving Hong Kong, the PRC, Singapore, the United Kingdom or the United States or the declaration by Hong Kong, the PRC, Singapore, the United Kingdom or the United States of a national emergency or war; or

(vii)
any suspension of dealings in the Shares on the Stock Exchange or American Depository Shares over the Shares on the New York Stock Exchange for any period whatsoever (other than a voluntary suspension or as a result of the Placing, the Announcement or in connection with the issuance of the Relevant Securities); or

(viii)
any moratorium, suspension or material restriction on trading in shares or securities generally on the Stock Exchange, the Shanghai Stock Exchange, the London Stock Exchange or the New York Stock Exchange due to exceptional financial circumstances or otherwise at any time prior to the Closing Date; or

12.1.2
any breach of any of the representations, warranties and undertakings set out in Clause 8 (other than Clause 8.7) or Clause 10 comes to the knowledge of any of the Joint Placing Agents or any event occurs or any matter arises on or after the date hereof and prior to the Closing Date which if it had occurred or arisen before the date hereof would have rendered any of such representations, warranties and undertakings untrue or incorrect in any respect, or there has been a breach of, or failure to perform, any other provision of this Agreement on the part of the Vendor or the Company; or

12.1.3
there is any such adverse change, or development involving a prospective adverse change in the general affairs, condition, results of operations or prospects, management, business or in the financial or trading position of the Group as a whole which in the opinion of the Joint Placing Agents is materially adverse to the success of the Placing, then and in any such case, the Joint Placing Agents may terminate this Agreement without liability to any of the Joint Placing Agents and/or the Company and the Vendor (other than for any antecedent breach) by giving notice in writing to the Vendor and the Company, which notice may be given at any time prior to 9:00 a.m. (Hong Kong time) on the Closing Date.

12.2
Without prejudice to any other provisions of this Agreement, the Joint Placing Agents shall have the right exercisable at any time by notice in writing to the Vendor and the Company to terminate this Agreement if any of the Sale Shares are not delivered by or on behalf of the Vendor in accordance with Clause 4.

12.3
In the event that all of the Joint Placing Agents agree to terminate this Agreement in accordance with Clauses 12.1 or 12.2, all obligations of each of the Parties under this Agreement shall cease and no Party shall have any claim against any other Party in respect of any matter arising out of or in connection with this Agreement except for:

12.3.1	any antecedent breach of any obligation under this Agreement; and

12.3.2	liabilities under Clauses 9.2 and 11.

13	ANNOUNCEMENTS

Save for the Second Announcement and save as required by law or applicable regulation or by the U.S. Securities and Exchange Commission, the Stock Exchange or the SFC, each of the Parties hereby undertakes to procure that no public announcement or communication to the press or to the Stock Exchange concerning the Placing shall be made by or on behalf of the Company between the date hereof and the Closing Date without the prior written approval (such approval not to be unreasonably withheld or delayed) from the Joint Placing Agents as to the content, timing and manner of making thereof.

14	TIME OF THE ESSENCE

Any time, date or period mentioned in this Agreement may be extended by mutual agreement between the Vendor, the Company and the Joint Placing Agents but as regards any time, date or period originally fixed or any date or period so extended as aforesaid, time shall be of the essence.

15	NOTICES

15.1	All notices delivered hereunder shall be in writing in English and shall be communicated to the following addresses:

If to the Company, to:

Semiconductor Manufacturing International Corporation
No. 18 Zhangjiang Road
Pudong New Area
Shanghai 201203
The People’s Republic of China

Facsimile:   +86-21-3861-0000 (ext 18017)
Attention:    Barry Quan

If to the Vendor, to:

Datang Holdings (Hongkong) Investment Company Limited
18/F Edinburgh Tower
The Landmark
15 Queen’s Road
Central
Hong Kong

Facsimile:   +86 01062303153
Attention:    Wang Shihui

If to the Joint Placing Agents, to:

Deutsche Bank AG, Hong Kong Branch
52nd Floor, International Commerce Centre
1 Austin Road West
Kowloon
Hong Kong

Facsimile:   +852 2203 7202
Attention:    Head of ECM

AND

J.P. Morgan Securities (Asia Pacific) Limited
28/F Chater House
8 Connaught Road
Central
Hong Kong

Facsimile:   +852 2810 8819
Attention:    ECM Syndicate Desk

15.2
Any such notice shall be served either by hand or by facsimile. Any notice shall be deemed to have been served, if served by hand, when delivered and if sent by facsimile, on receipt of confirmation of transmission. Any notice received on a Saturday, Sunday or public holiday shall be deemed to be received on the next Business Day.

16	MISCELLANEOUS

16.1
Each Party undertakes with the other Parties that it shall execute and perform and procure that there are executed and performed such further documents and acts as any other Party may reasonably require to give effect to the provisions of this Agreement.

16.2
This Agreement and the NDAs (save for Clauses 6 and 12 of the NDAs, which shall be superseded by this Agreement) together constitute the entire agreement and understanding between the Parties in connection with the Placing and the Subscription. This Agreement and the NDAs (save for Clauses 6 and 12 of the NDAs, which shall be superseded by this Agreement) together supersede all previous agreements or understandings which shall cease to have any further force or effect and no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out or referred to in this Agreement and the NDAs together.

16.3
No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Joint Placing Agents, the Vendor and the Company. The expression “variation” shall include any variation, supplement, deletion or replacement however effected.

16.4	This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

16.5
No failure or delay by any Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

16.6
This Agreement shall be binding upon, and inure solely to the benefit of, each Party and, to the extent provided herein, any directors, officers, employees and controlling persons of each Party, and their heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Sale Shares from any of the Joint Placing Agents shall be deemed a successor or assign by reason merely of such purchase.

17	APPLICABLE LAW AND JURISDICTION

17.1
This Agreement is governed by and shall be construed in accordance with the laws of Hong Kong for the time being in force and each of the Parties hereby irrevocably submits to the non-exclusive jurisdictions of the courts of Hong Kong in any legal suit, action or proceeding arising out of or based upon this Agreement. Each of the Vendor and the Company hereby irrevocably waives any objection which it may now or hereafter have to the service of process or the laying of venue in connection with any such proceedings.

17.2
Each of the Vendor and the Company agrees that the process by which any legal proceedings in Hong Kong are begun may be served on it by being delivered to the Company it at its principal place of business in Hong Kong. If the Company ceases to have a place of business in Hong Kong, each of the Vendor and the Company shall forthwith appoint a further person in Hong Kong to accept service of process on its behalf in Hong Kong and notify the Joint Placing Agents of such appointment, and, failing such appointment within fifteen days, the Joint Placing Agents shall be entitled to appoint such a person by notice to the Vendor and the Company. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first before written.

SIGNED by /s/ Gareth Kung for and on behalf of SEMICONDUCTOR MANUFACTURING INTERNATIONAL CORPORATION in the presence of: /s/ David Withrow

Signature Page – Placing Agreement

SIGNED by /s/ Guo Guangli for and on behalf of DATANG HOLDINGS (HONGKONG) INVESTMENT COMPANY LIMITED in the presence of:

Signature Page – Placing Agreement

SIGNED for and on behalf of DEUTSCHE BANK AG, HONG KONG BRANCH
By: /s/ Angelo Zhang	By: /s/ Hemant Sabherwal

Signature Page – Placing Agreement

SIGNED by /s/ Sarah Zhang for and on behalf of J.P. MORGAN SECURITIES (ASIA PACIFIC) LIMITED in the presence of:

Signature Page – Placing Agreement

SCHEDULE 1

PROFESSIONAL INVESTOR TREATMENT NOTICE

1	You are a Professional Investor by reason of your being within a category of person described in the Securities and Futures (Professional Investor) Rules as follows:

1.1
a trust corporation having been entrusted with total assets of not less than HK$40 million (or equivalent) as stated in its latest audited financial statements prepared within the last 16 months, or in the latest audited financial statements prepared within the last 16 months of the relevant trust or trusts of which it is trustee, or in custodian statements issued to the trust corporation in respect of the trust(s) within the last 12 months;

1.2
a high net worth individual having, alone or with associates on a joint account, a portfolio of at least HK$8 million (or equivalent) in securities and/or currency deposits, as stated in a certificate from an auditor or professional accountant or in custodian statements issued to the individual within the last 12 months;

1.3	a corporation the sole business of which is to hold investments and which is wholly owned by an individual who, alone or with associates on a joint account, falls within paragraph 1.2 above; and

1.4
a high net worth corporation or partnership having total assets or at least HK$40 million (or equivalent) or a portfolio of at least HK$8 million (or equivalent) in securities and/or currency deposits, as stated in its latest audited financial statements prepared within the last 16 months or in custodian statements issued to the corporation or partnership within the last 12 months.

We have categorised you as a Professional Investor based on information you have given us. You will inform us promptly in the event any such information ceases to be true and accurate. You will be treated as a Professional Investor in relation to all investment products and markets.

2
As a consequence of categorisation as a Professional Investor, we are not required to fulfil certain requirements under the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the “Code”) and other Hong Kong regulations. While we may in fact do some or all of the following in providing services to you, we have no regulatory responsibility to do so.

2.1	Client agreement

We are not required to enter into a written agreement complying with the Code relating to the services that are to be provided to you.

2.2	Risk disclosures

We are not required by the Code to provide you with written risk warnings in respect of the risks involved in any transactions entered into with you, or to bring those risks to your attention.

2.3	Information about us

We are not required to provide you with information about our business or the identity and status of employees and others acting on our behalf with whom you will have contact.

2.4	Prompt confirmation

We are not required by the Code to promptly confirm the essential features of a transaction after effecting a transaction for you.

2.5	Information about clients

We are not required to establish your financial situation, investment experience or investment objectives, except where we are providing advice on corporate finance work.

2.6	Nasdaq–Amex Pilot Program

If you wish to deal through the Stock Exchange in securities admitted to trading on the Stock Exchange under the Nasdaq-Amex Pilot Program, we are not required to provide you with documentation on that program.

2.7	Suitability

We are not required to ensure that a recommendation or solicitation is suitable for you in the light of your financial situation, investment experience and investment objectives.

3	You have the right to withdraw from being treated as a Professional Investor at any time in respect of all or any investment products or markets on giving written notice to our Compliance Department.

4
By entering into this Agreement, you represent and warrant to us that you are knowledgeable and have sufficient expertise in the products and markets that you are dealing in and are aware of the risks in trading in the products and markets that you are dealing in.

5
By entering into this Agreement, you hereby agree and acknowledge that you have read and understood and have had explained to you the consequences of consenting to being treated as a Professional Investor and the right to withdraw from being treated as such as set out herein and that you hereby consent to being treated as a Professional Investor.

6
By entering into this Agreement, you hereby agree and acknowledge that we and the Settlement Agent will not provide you with any contract notes, statements of account or receipts under the Hong Kong Securities and Futures (Contract Notes, Statements of Account and Receipts) Rules where such would otherwise be required.

SCHEDULE 2

PLACING AGENTS’ COMMITMENT FOR THE SALE SHARES

Placing Agent	Number of Sale Shares

Deutsche Bank AG, Hong Kong Branch	1,165,500,000

J.P. Morgan Securities (Asia Pacific) Limited	1,424,500,000